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                                                                    Exhibit 10.5

                    SOFTWARE LICENSE AND SERVICES AGREEMENT
                    ---------------------------------------

  This Software License and Services Agreement (the "Agreement") is between Evolve Software, Inc., with its principal place of business at 615 Battery Street, Suite 400, San Francisco, CA 94111 ("Evolve"), and Lante Corporation, 161 North Clark Street, Suite 4900, Chicago, IL 60601 ("Customer").

  The terms of this Agreement shall apply to each Program License granted and to all services provided by Evolve under this Agreement. When completed by the parties, the Order Form(s) shall evidence the Program Licenses (as defined below) to be provided to Customer hereunder. The terms and conditions of any Order Form shall control over any conflicting terms and conditions contained in this Agreement.

1.    DEFINITIONS

  1.1 "ANCILLARY PROGRAM(S)" shall mean the third party software specified in one or more Order Forms issued pursuant to this Agreement and which are delivered with or embedded in the Programs and are necessary for the operation of the Programs.

  1.2 "COMMENCEMENT DATE" of each Program License shall mean the date on which Customer and Evolve enter into an Order Form pursuant to which Customer purchases Program Licenses for such Program(s).

  1.3 "DOCUMENTATION" means Evolve's published guides, manuals and on-line help for use of the Program(s). As of the Effective Date, such guides and manuals for the Program(s) includes an Online Help System, Installation Guide, Systems Administration Guide, User Guide and other user and system materials made available to Evolve customers. Evolve reserves the right to add, delete or modify the Documentation at any time.

  1.4 "PROGRAM(S)" shall mean the software programs in object code form, as described in one or more Order Forms issued pursuant to this Agreement; the media upon which such software is delivered to Customer; Documentation; and Updates.

  1.5 "PROGRAM LICENSE" shall mean each license granted to Customer pursuant hereto for use of a Program for the number of Subject Persons on the Supported System(s) as specified in one or more Order Forms.

  1.6 "ORDERED PROGRAM(S)" shall mean the Programs, as described in one or more Order Forms issued pursuant to this Agreement.

  1.7 "ORDER FORM" shall mean the document (substantially in the form of Exhibit A) by which Customer orders Program Licenses and which is executed by the parties. Each Order Form shall reference the Effective Date of this Agreement and shall, upon signature by both parties, be deemed to have been incorporated into this Agreement

  1.8 "SOFTWARE MAINTENANCE AND SUPPORT SERVICES" shall mean Program support provided under Evolve's policies in effect on the date Software Maintenance and Support Services is ordered, subject to the payment by Customer of the applicable fees for such support and the last sentence of this section 1.8. A copy of Evolve's current policy for Software Maintenance and Support Services is attached as EXHIBIT B. Evolve reserves the right to alter such policies from time to time using its reasonable discretion so long as such alteration, taken as a whole, is no less favorable to Customer.

  1.9 "SUBJECT PERSONS" shall mean employees, contractors and other personnel with respect to whom data or other information is entered in, or accessible for use by or with, the Programs, regardless of whether the individual is actively using the Programs at any given time. The maximum number of authorized Subject Persons for each Ordered Program is specified in the Order Form(s). Customer acknowledges that its use of the Programs will be limited to the authorized and paid-for number of Subject Persons. Licensee will not allow use of the Programs with, or access of the Programs to, data or other information with respect to any other persons. Access to and use of the Programs by employees of Customer and the employees of independent contractors and consultants of Customer shall be subject to a non-disclosure agreement at least as restrictive as the provisions of Section 8.1.

  1.10 "SUPPORTED SYSTEM(S)" shall mean the computer hardware, server software and operating system(s) supported by Evolve as stated on the Order Form and updated from time to time by Evolve at its sole discretion so long as such update does not reduce support for Customer's selected system, or if such update does reduce support for Customer's selected system, then Evolve shall be required to provide at least ninety (90) days prior written notice before removing any such hardware or software system used by Customer to operate the Programs from the list of Supported Systems.

  1.11 "UPDATE" shall mean a subsequent release of the Program, which is generally made available for Program Licensees receiving Software Maintenance and Support Services, at no additional charge other than media and handling charges. Updates shall not include any release, option or future product which Evolve generally licenses separately or only offers for an additional fee, or any upgrade in features, functionality or performance of the Programs which Evolve generally licenses separately or only offers for an additional fee.

2.    PROGRAM LICENSE

  2.1   Rights Granted

     (a) Subject to the terms and conditions of this Agreement and effective as of the applicable Commencement Date of each Program License, Evolve grants to Customer a worldwide, nontransferable (except as permitted by Section 2.2), nonexclusive license to use and copy the Programs which the Customer obtains under this Agreement, including

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a worldwide, nontransferable, nonexclusive sublicense to use the Ancillary
Programs, as follows:

         i. To use and copy the Programs solely for Customer's own internal data processing operations on the Supported Systems for up to any applicable maximum number of Subject Persons set forth in the Order Form(s); provided, however, that Customer may not re-license or sublicense the Programs or use the Programs for third-party training, commercial time-sharing, rental or service bureau use;

         ii. To use the Documentation provided with the Programs in support of Customer's authorized use of the Programs; and to make a reasonable number of copies of the Documentation for internal use;

         iii. To copy the Programs and the Ancillary Programs specified in the Order Form(s) for archival or backup purposes by Customer, provided that (a) all titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies; and (b) all archival and backup copies of the Programs shall be subject to the terms of this Agreement; and

         iv. To use the Programs in conjunction with other software products.

Except as set forth herein, no other uses or copying of the Programs shall be permitted, without Evolve's prior written consent.

     (b) Customer recognizes and agrees that the source code of the Programs contains valuable confidential information belonging to Evolve and its suppliers, and Customer therefore agrees not to cause or permit the reverse engineering, disassembly or decompilation of the Programs.

     (c) Evolve and its suppliers shall retain all right, title, and interest to the Programs subject to this Agreement, and in all of Evolve's or its suppliers' patents, trademarks, trade names, copyrights and trade secrets. Customer does not acquire any right, title or interest, express or implied, in the Programs, other than those specified in this Agreement. In the event that Customer makes suggestions to Evolve regarding new features, functionality or performance that Evolve adopts for the Programs, such new features, functionality or performance shall become the sole and exclusive property of Evolve, free from any restriction imposed upon Evolve by the provisions of Section 8.1 unless otherwise agreed to in writing by the parties prior to a Customer suggestion being given to Evolve.

     (d) To use a Program, Customer may need to use an Ancillary Program. The Ancillary Program may be used only in combination with Programs for the purpose of installing or operating Programs as described on the Order Form or Documentation, and for no other purpose. Customer shall have no right to use Ancillary Programs in connection or combination with any other software programs.

     (e) As an accommodation to Customer, Evolve may supply Customer with pre-production releases of Programs (which may be labeled "Alpha" or "Beta"). Customer acknowledges that these products may not be suitable for general use and are provided explicitly subject to the provisions of Section 5.2(d).

     (f) Programs acquired under this Agreement with United States Federal Government funds or intended for use within or for any United States federal agency are commercial computer software developed exclusively at private expense, and in all respects are proprietary data belonging solely to VAR or its suppliers. If the Programs and Documentation are acquired by or on behalf of agencies or units of the Department of Defense (DoD), then, pursuant to DoD FAR Supplement Section 227.7202 and its successors (48 C.F.R. 227.7202) the Government's right to use, reproduce or disclose the Programs and Documentation acquired under this Agreement are subject to the restrictions of this Agreement. If the Programs and Documentation are acquired by or on behalf of civilian agencies of the Untied States Government, then, pursuant to FAR Section 12.212 and its successors (48 C.F.R 12.212), the Government's rights to use, reproduce or disclose the Programs and Documentation acquired under this Agreement is subject to the restrictions of this Agreement.

  2.2   Transfer and Assignment

     (a) Customer may transfer a Program within its organization to another computer system; provided, however, that if Customer transfers the Program to a hardware and/or software platform which is not supported by Evolve at the time of such transfer, Evolve shall continue to provide Updates to Customer which operate on the Supported System and Evolve shall have no further obligation to fix errors which occur when the Program is run on the unsupported platform. Notwithstanding the foregoing, Customer shall remain obligated to pay for Software Maintenance and Support Services ordered by Customer prior to such transfer.

     (b) Neither this Agreement nor any rights granted hereunder, nor the use of any of the Programs, may be sold, leased, assigned, or otherwise transferred, in whole or in part, by Customer, and any such attempted assignment shall be void and of no effect; provided, however, that Customer may assign this Agreement in connection with a merger, acquisition or sale of all or substantially all of its assets unless the surviving entity is deemed to be one of Evolve's direct competitors by an independent third party arbitrator, acceptable to both parties, but whose fees and expenses in making any such determination, or not, are paid entirely by Evolve. A "direct competitor" includes only those entities whose primary business is the development and sale of enterprise-wide opportunity, resource or delivery management systems for service businesses.

  2.3 Verification. Once each year, when paying annual fees for Software Maintenance and Support Services pursuant to Section 7.2, Customer shall furnish Evolve with an Audit Report generated by the Program, identifying the name and number of Subject Persons, signed by an authorized representative of Customer, verifying that the Programs are being used pursuant to the provisions of this Agreement, and that Customer is not in breach of any license restrictions.

  Evolve may, at its expense, and upon thirty (30) days' prior written notice to Customer, audit Customer's use of the

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Programs. Any such audit shall be conducted during regular business hours at
Customer's facilities and shall not unreasonably interfere with Customer's business activities. If an audit reveals that Customer has underpaid fees to Evolve as a result of unauthorized use or copying of the ProgramsCustomer shall pay to Evolve such underpaid fees based on the Program License fees incurred by Customer for such Programs plus interest thereon at the prevailing U.S. dollar prime rate from the initial date of the unauthorized use. If the amount of the underpayment exceeds 5% of the license fees paid, then Customer shall also pay Evolve's reasonable costs of conducting the audit. Audits shall be conducted no more than once annually.

  2.4 Source Code Escrow. Evolve will place copies of the Programs and related documentation (the "Escrow Materials") under the control of an escrow agent pursuant to the terms of an escrow agreement which provides for the release of the source code for such Programs, subject to the terms, conditions and limitations of this Agreement, to Customer in the event of one or more of the following conditions exists and is uncorrected for a period of thirty (30) days:
(i) Evolve's failure to support the Programs substantially in compliance with the Software Maintenance and Support Services Schedule attached to this Agreement as Exhibit B for any reason other than Customer's uncured material breach of this Agreement or Customer's failure pay Evolve for Software Maintenance and Support Services in accordance with this Agreement; or (ii) the institution of bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against Evolve under the Federal Bankruptcy Code; or
(iii) Evolve's failure to continue to do business in the ordinary course. Evolve also agrees to update the Escrow Materials upon each major Update of the Programs, but shall not be required to do so more than twice per year. Customer shall be established as a "Preferred Beneficiary" under the escrow agreement at Evolve's sole expense.

3.    TECHNICAL SERVICES

  3.1 Software Maintenance and Support Services for Programs. Software Maintenance and Support Services shall be provided under Evolve's Software Maintenance and Support Services policies in effect on the date the Software Maintenance and Support Services is ordered, subject to the payment by Customer of the applicable fees. Reinstatement of lapsed Software Maintenance and Support Service is subject to Evolve's Software Maintenance and Support Services reinstatement fees in effect on the date Software Maintenance and Support Services is re-ordered.

  3.2 Training. Training will only be provided by Evolve as agreed to by the parties in accordance with Evolve's training and fee schedule in effect at the time such training is ordered.

  3.3 Other Support Services. The Services rendered pursuant to this Agreement shall be provided by Evolve at the rates as specified in this Agreement or in the applicable Order Form, or if no rates are specified then at the rates as agreed to from time to time by the parties. All right, title and interest in and to all software programs (including intermediate versions thereof), routines and subroutines, in both source code and object code versions, formulae, development notes, flow charts, outlines, work papers, manuals and other materials created in connection with the software programs, and resulting screen formats and other visual effects of the software programs, and all other deliverable items and work product of Evolve originally done, produced and delivered by Evolve in connection with this Agreement or a related Order Form (collectively, "Deliverables"), and all patents, copyright rights (including without limitation, the right to create derivative works) and all other intellectual property rights in or pertaining to the Deliverables (collectively, "Evolve Confidential Information") shall belong exclusively to and vest in Evolve; provided, however, that Customer shall have the unlimited right, on a royalty free basis, to use the Deliverables in connection with its use of the Programs in accordance with the terms of this Agreement.

  3.4 Incidental Expenses. For any on-site services requested by Customer, Customer shall reimburse Evolve for actual travel and other out-of-pocket expenses which are reasonable and approved in advance by Customer.

4. TERM AND TERMINATION

  4.1 Term. Each Program License granted under this Agreement shall commence on the date of the applicable Order Form and shall remain in effect perpetually unless such Program License or this Agreement is terminated as provided in
Section 4.2 or 4.3.

  4.2. Termination by Customer. Customer may terminate this Agreement or any Program License at any time by providing written notice to Evolve; provided, however, that termination hereunder shall not relieve Customer of its obligations specified in Section 4.4.

  4.3 Termination by Evolve. Evolve may terminate this Agreement or any Program License upon written notice if Customer breaches a material provision of this Agreement and fails to correct the breach within thirty (30) days following written notice from Evolve specifying the breach.

  4.4 Effect of Termination. Termination of this Agreement or any Program License shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve Customer of its obligation to pay all fees that have accrued or are otherwise owed by Customer under any Order Form. The parties' rights and obligations under Sections 2.1(b) and 2.1(c) and Sections 4, 5.1, 6, 7 and 8 shall survive termination of this Agreement.

  4.5 Handling of Programs upon Termination. If this Agreement or a Program License granted under this Agreement terminates, Customer shall (a) cease using the applicable Programs, and (b) certify to Evolve within thirty (30) days after termination that Customer has destroyed, or has returned to Evolve, the Programs and all copies thereof. This requirement applies to copies in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or merged into other materials. Before returning Programs to Evolve, Customer shall acquire

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a Return Material Authorization ("RMA") number from Evolve.

5. INDEMNITY, WARRANTIES, REMEDIES.

  5.1 Infringement Indemnity. Evolve will defend and indemnify Customer against any and all costs, liabilities, damages and expenses incurred by Customer related to or arising out of a claim that the Programs infringe a trade secret, trademark, copyright, or patent recognized in the United States, provided that: (a) Customer notifies Evolve in writing within thirty (30) days of the Customer's written or other documented notice of a potential claim; (b) Evolve has sole control of the defense of such claim and all related settlement negotiations; and (c) Customer provides Evolve, at Evolve's reasonable expense, with the assistance, information and authority necessary to perform Evolve's obligations under this Section. Notwithstanding the foregoing, Evolve shall have no liability for any claim of infringement based on (i) use of a superseded or altered release of Programs if the infringement would have been avoided by the use of a current unaltered release of the Programs, which Evolve provided to Customer pursuant to the Maintenance and Support agreement, or (ii) use of the Programs in combination with any other software, hardware or data to the extent that the absence of such combination the Programs would not have been infringing.

  In the event the Programs are held or are believed by Evolve to infringe, Evolve shall, in addition to the indemnification set forth above, have the option, at its expense, to (a) modify the Programs to be noninfringing; (b) obtain for Customer a license to continue using the Programs; or (c) terminate the Program License for the infringing Programs and refund the license fees paid for those Programs, such amount to be reduced by twenty percent (20%) for each year of the Customer's use thereof since the Commencement Date of the applicable Program License. This Section 5.1 states Evolve's entire liability and Customer's exclusive remedy for infringement.



  5.2 Limited Warranties and Disclaimers

(a) Limited Program Warranty. Evolve warrants for a period of ninety (90) days from the completion of implementation of the Program, that each unmodified Ordered Program for which Customer has a Program License will perform in all material respects the functions described in the Documentation when operated on a Supported System in accordance with the Documentation. Evolve also warrants that all Programs shall (i) receive, record, store, output, process, and present calendar dates falling on or after January 1, 2000, in the same manner, and with the same functionality, as such Programs do for calendar dates on or before December 31, 1999 (including, without limitation, interoperability of the Programs with the Supported Systems), and (ii) accurately perform date related functions and process dates and date data (including, without limitation, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations.


     (b) Limited Media Warranty. Evolve warrants that the tapes, diskettes or other media upon which Programs are delivered by Evolve to Customer to be free of defects in materials and workmanship under normal use for ninety (90) days from the Commencement Date.

     (c) Limited Services Warranty. Evolve warrants that any services contracted to be performed by Evolve pursuant to this Agreement, including Maintenance and Support Services, shall be performed by experienced and qualified personnel in a manner consistent with generally accepted industry standards. This warranty shall be valid for ninety (90) days from performance of service.

     (d) Disclaimers. Evolve does not warrant that the Programs will meet Customer's requirements, that the Programs will operate in the combinations which Customer may select for use, that the operation of the Programs will be uninterrupted or error-free, or that all Program errors will be corrected. THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

  5.3 Exclusive Remedies. Customer must report in writing any breach of the warranties contained in Section 5.2 to Evolve during the relevant warranty period, and Customer's exclusive remedy and Evolve's entire liability for such breach shall be:

     (a) For Programs. To use its commercially reasonable efforts to correct or provide, without charge to Customer, a workaround for reproducible Program errors that cause breach of this warranty, or if Evolve is unable to make the Program operate as warranted, Customer shall be entitled to recover the fees paid to Evolve for the particular Program License involved.

     (b) For Media. The replacement of defective media, provided that Customer shall acquire an RMA number from Evolve before returning defective media to Evolve.

     (c) For Services. The re-performance of the services, or if Evolve is unable to perform the services as warranted within a commercially reasonable timeframe, Customer shall be entitled to recover the fees paid to Evolve for the unsatisfactory services.

  5.4 General Indemnity. Evolve will indemnify, hold harmless, and at Customer's request defend, Customer from and against any loss, cost, liability or expense (including court costs and the reasonable fees of attorneys and other professionals) arising out of or resulting from the performance by Evolve of its obligations under this Agreement, to the extent caused by any negligent or willful act or omission of Evolve's employees or agents that contributes to the following: (i) any bodily injury, sickness, disease or death; (ii) any injury or destruction to tangible property resulting therefrom; or (iii) any violation of any statute, ordinance or regulation.

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  6.    LIMITATION OF LIABILITY GENERALLY. EXCEPT FOR A VIOLATION BY CUSTOMER OF
EVOLVE'S AND/OR ITS SUPPLIERS' INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR THEIR SUPPLIERS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER THAT NOTHING IN THIS SECTION OR THIS AGREEMENT SHALL LIMIT EITHER PARTY'S LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY ITS NEGLIGENCE OR WILFULL CONDUCT. Notwithstanding the foregoing, Evolve's and/or its suppliers' lost revenue caused by a breach by Customer of the scope of the license granted under Section 2 by allowing access to the Programs to more users than were paid for under this Agreement shall constitute a direct damage. Evolve's and its supplier's total aggregate liability arising from or relating to this Agreement or the subject matter hereof shall in no event exceed the amount of fees paid by Customer under this Agreement. The provisions of this Agreement allocate the risks between Evolve and Customer. Evolve's pricing reflects this allocation of risk and the limitation of liability specified herein.

7.   PAYMENT PROVISIONS

  7.1 License Fees. License fees shall be payable as set forth in the Order Forms attached hereto. Concurrently with the execution of this Agreement, Customer agrees to place a binding initial order for Programs using the Order Form attached hereto as EXHIBIT A.

  7.2 Software Maintenance and Support Services. Fees for Software Maintenance and Support Services shall be payable annually, in advance. The second-year Software Maintenance and Support Services payment shall be due one (1) year from the Effective Date. Subsequent year payments shall be due annually one year thereafter in advance. In the event Customer acquires additional Program Licenses pursuant to this Agreement, maintenance fees will be payable on the same terms except, however, that the first installment shall be pro-rated for the balance of the annual period referenced above such that all subsequent fees for maintenance, Updates and support shall be payable on the same anniversary date for all Program Licenses granted pursuant to this Agreement.

  7.3  Other Fees. All other applicable fees, if any, shall be payable thirty
(30) days from the receipt of Evolve's invoice.

  7.4 Late Payments. Any amounts payable by Customer hereunder which remain unpaid more than ten (10) days after the due date, absent a bonafide dispute, shall be subject to a late charge equal to one and one-half percent (1.5%) per month from the due date until such amount is paid.

  7.5 Media and Shipping Charges. Customer agrees to pay applicable media and shipping charges.

  7.6 Taxes. The fees listed in this Agreement do not include taxes; if Evolve is required to pay sales, use, property, value-added or other taxes based on the Program Licenses granted or services provided in this Agreement or on Customer's use of Programs or services, then such taxes shall be billed to and paid by Customer. This Section shall not apply to taxes based on Evolve's income.

8. GENERAL TERMS

  8.1 Nondisclosure. By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). The following shall constitute Evolve's Confidential Information: the Programs, source code for the Programs, the Ancillary Programs, the Documentation, formulas, methods, know how, processes, designs, new products, developmental work, marketing requirements, business and marketing plans, customer names, prospective customer names, the terms and pricing under this Agreement, any data relating to any research project, work in process, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to Evolve, its present or future products, sales, suppliers, clients, customers, employees, investors or business partners (including any confidential information of such suppliers, clients, customers, employees, investors or business partners) and all information clearly identified in writing at the time of disclosure as confidential. The following shall constitute Customer's Confidential
Information: its formulas, methods, know how, processes, designs, new products, developmental work, marketing requirements, business and marketing plans, customer names, prospective customer names, proprietary software programs, the terms and pricing under this Agreement, any data relating to any research project, work in process, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to Customer, its present or future products, sales, suppliers, clients, customers, employees, investors or business partners (including any confidential information of such suppliers, clients, customers, employees, investors or business partners) and all information clearly identified in writing at the time of disclosure as confidential.

  A party's Confidential Information shall not include information that (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. Customer shall not disclose the results of any performance tests of the Programs to any third party without Evolve's prior written approval.

  The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement

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and for a period of five years after termination of this Agreement. The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party other than Subject Persons or to use each other's Confidential Information for any purpose other than in the performance of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

  8.2 Governing Law. This Agreement and all matters arising out of or relating to this Agreement, shall be governed by the laws of the State of California, excluding its conflict of law provisions. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from the application to this Agreement.

  8.3 Jurisdiction. Any legal action or proceeding relating to this Agreement shall be instituted in a state court in San Francisco County, California, or in a federal court in the Northern District of California. Evolve and Customer agree to submit to the jurisdiction of, and agree that venue is proper in, these courts in any such legal action or proceeding.

  8.4 Notices. All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given upon the date sent by confirmed facsimile or three (3) days following the date such notice was mailed by first class mail, to the addresses first set forth above.

  To expedite order processing, Customer agrees that Evolve may treat documents, including this Agreement and any Order Form, faxed by Customer to Evolve as original documents; nevertheless, either party may require the other to also exchange original signed documents.

  8.5 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

  8.6 Waiver. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment or breach of Evolve's proprietary rights in the Programs, no action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the cause of action has accrued.

  8.7 Export Administration. Customer agrees to comply fully with all relevant export laws and regulations of the United States ("Export Laws") to assure that neither the Programs nor any direct product thereof are (i) exported, directly or indirectly, in violation of Export Laws; or (ii) are intended to be used for any purposes prohibited by the Export Laws, including, without limitation, nuclear, chemical, or biological weapons proliferation.

  8.8 Relationship between the Parties. Evolve is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties.

  8.9 Successors. This Agreement shall inure to the benefit of the successors and assigns of Evolve and, subject to the restrictions on transfer or assignment herein set forth in Section 2.2, shall be binding upon the Customer and Customer's successors and assigns.

  8.10 Publicity. Upon execution of this Agreement, Customer agrees to become an Evolve reference account and to allow Evolve to use Customer's name and profile for marketing programs, including, but not limited to, collateral, press releases, and advertising. Customer will designate an executive, who will be available for third party inquiries from potential Evolve customers. Any such material shall be preapproved by Customer, which approval shall not be unreasonably withheld.

  8.11 Entire Agreement. This Agreement, together with the exhibits, appendices and attachments hereto, constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement and such exhibits, appendices and attachments. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party. No other act, document, usage or custom shall be deemed to amend or modify this Agreement.


  IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of September 3, 1999.

CUSTOMER                           EVOLVE SOFTWARE, INC.

Signature: /s/ Scott Smaller       Signature: /s/ John Bantleman
          _____________________              ___________________


Name: Scott Smaller                Name: John Bantleman
     __________________________         ________________________


Title: VP FIN                      Title: President & CEO
      _________________________          _______________________


Date: 9/3/99                       Date: 9/3/99
     __________________________         ________________________

                                   EXHIBIT A
                                   ---------
                                   ORDER FORM

Customer Name:                   Lante Corporation

Effective Date of Software
License and Services Agreement:     September 3, 1999

Maximum Number of Subject Persons:  One Thousand (1,000)

LICENSED PROGRAMS: All functionality and versions of the Programs known as ServiceSphere Resource Manager, Opportunity Manager and Delivery Manager made generally commercially available by Evolve shall be licensed to Lante at the rate of Five Hundred Dollars ($500) per Subject Person for a total Program License Fee of Five Hundred Thousand Dollars ($500,000), payable within thirty
(30) days of the Effective Date. Additional licenses shall be available to Customer as and when needed, and for two years after the Effective Date at a price not greater than Evolve's current list price of Five Hundred Dollars ($500) per Subject Person per module, but any such additional programs or Subject Persons must be licensed and paid for separately pursuant to a new, binding Order Form. Additional licenses shall be available to Customer as and when needed at a price no greater than Evolve's current published price.

IMPLEMENTATION SERVICES: Evolve will provide implementation and training services for the Programs for One Hundred and Thirty Five Thousand Dollars ($135,000), twenty five percent (25%) of which shall be due and payable within thirty (30) days of Evolve meeting each of the following milestones: (i) commencement of implementation of Delivery Manager; (ii) substantial completion of implementation of Delivery Manager; (iii) commencement of implementation of Opportunity and Resource Manager; and (iv) full completion of implementation of Opportunity and Resource Manager. The implementation services provided by Evolve hereunder include data conversion support (including historical transactional data and data conversion, as necessary, from Customer's existing systems). Evolve provides a data loader utility for data conversion; however, Customer is responsible for validation and clean-up of any data to be converted by Evolve's data loader utility, as well as any necessary data entry if such data is not readable by Evolve's data loader utility. The implementation services provided by Evolve hereunder assume that Lante will provide an equal or greater level of staffing on a jointly staffed implementation team. The training services provided by Evolve include two (2) three (3) day classes for Delivery Manager and two (2) two (2) day classes for Opportunity and Resource Manager. Any additional implementation or training services, integration or interfaces with third-party software applications, and/or custom programming will cost extra and be billed at the Evolve standard billing rates, or as otherwise agreed in writing by the parties. All services provided by Evolve are subject to reimbursement of reasonable, pre-approved, actual and documented travel and other out-of-pocket expenses.

ENGINEERING SERVICES: Without additional charge, Evolve will provide "revenue forecast" reporting functionality reasonably acceptable to Lante by December 31, 1999, which forecasts revenue by month (in columnar fashion) from pipeline (i.e. unsold opportunities) and backlog (sold work); sorts and selects by office; selects pipeline opportunities based on user-entered parameter for minimum probability-of-sale threshold; and by June 30, 2000, which factors in such probability to yield "expected value" of revenue; estimates percent of completion revenue by month based on resource scheduling; and takes into account previously realized revenue and forecasts the remaining revenue over future months.

MAINTENANCE AND SUPPORT SERVICES: The fee for Software Maintenance and Support Services (the "Annual Maintenance Fee") for the Licensed Programs and Subject Persons ordered hereunder during the initial one-year period beginning the Effective Date is included in the Program License fee stated above. Thereafter, the Annual Maintenance Fee of One Hundred Dollars per Subject Person ($100) shall be due and payable based on the total Subject Persons in implemented and in use by Lante on each anniversary of the Effective Date. Beginning on the second anniversary of the Effective Date, the Annual Maintenance Fee rate may be increased by Evolve by up to ten percent (10%) per annum, but shall not exceed twenty percent (20%) of Evolve's then-current published price for the Licensed Programs.

DOCUMENTATION: Evolve Documentation and training materials made generally available to Evolve customers will be provided without charge to Customer during the term of this Agreement. Customer will be provided with a single copy of any application Documentation and/or training materials, but will have the right to make and distribute internally additional copies as may be reasonably necessary for internal product use or training.

ANCILLARY PROGRAMS: POET SQL Object Factory and Inprise Visibroker are included for no extra charge, but other third-party programs licensed by Evolve for resale must be licensed and paid for separately pursuant to a new, binding Order Form. A number of other third-party programs and/or products may be used in connection with, and/or be required to operate, the Programs; however, Customer is responsible to acquire any such third party products Evolve does not provide.

SUPPORTED SYSTEMS: Currently, Evolve supports the following hardware and software systems: Intel Pentium- and Pentium II-based PCs and servers; Microsoft Windows NT (server and client); Microsoft SQL Database; Microsoft IIS WEB Server; Crystal Report Server; Symantec Visual Cafe' (Java compiler); Netscape Navigator and Microsoft Internet Explorer (browsers).

ORDER ACCEPTED AND ACKNOWLEDGED:



CUSTOMER                           EVOLVE SOFTWARE, INC.

Signature: /s/ Scott Smaller       Signature: /s/ John Bantleman
          _____________________              ___________________


Name: Scott Smaller                Name: John Bantleman
     __________________________         ________________________


Title: VP FIN                      Title: President & CEO
      _________________________          _______________________


Date: 9/3/99                       Date: 9/3/99
     __________________________         ________________________

                                   EXHIBIT B
                                   ---------

               SOFTWARE MAINTENANCE AND SUPPORT SERVICES SCHEDULE
               --------------------------------------------------

  At any given time, Evolve shall provide support for (a) the then-current version of the Programs enumerated in Order Forms executed pursuant to an applicable Software License and Services Agreement, (b) the immediately preceding version of such Programs, but only for a period of twelve (12) months following the release of the then-current version. In any event, Evolve agrees that it will provide support for every major release of the Programs (e.g., version 2, version 3) for a period of not less than 12 months following the date of initial release. Such Programs are referred to in this Schedule as the "Supported Programs."

1.   MAINTENANCE

  1.1 Software Maintenance covers Supported Programs. Evolve will use reasonable commercial efforts to cure, as described below, reported and verifiable errors in Supported Programs so that such Programs operate as specified in the associated Documentation. Evolve recognizes three error levels:

     High severity error: A high severity error is an error which halts the operation of a Program and for which there is no work-around. Evolve will begin work on the error within two hours of notification during normal business hours and will engage development staff until an acceptable work-around is achieved.

     Low severity error: A low severity error may halt operation of a Program, but has a work-around available. Evolve will begin work on the error within one business day of notification and will engage development staff.

     Inconvenience: An error which exhibits incorrect functionality but does not halt operation of a Program. Evolve will use its best efforts to deliver a fix or a work-around in a subsequent Program Update.

  Evolve will provide Customer with a single copy of the fix or work-around on suitable media. Customer will distribute the fix or work-around to Supported Systems as necessary.

2. UPDATES. Evolve shall, from time to time, in its sole discretion make Updates to Supported Programs available to Customer at no additional charge except for media and handling charges.

3.  SUPPORT

  3.1 Customer shall establish and maintain the organization and processes to provide "First Line Support" for the Supported Programs directly to users. First Line Support shall include but not be limited to (a) a direct response to users with respect to inquiries concerning the functionality or operation of the Supported Programs, (b) a direct response to users with respect to problems with the Supported Programs, (c) a diagnosis of problems or deficiencies of the Supported Programs and (d) a resolution of problems or deficiencies of the Supported Programs.

  3.2 If after reasonable commercial efforts Customer is unable to diagnose or resolve problems or deficiencies of the Supported Programs, Customer shall contact Evolve for "Second Line Support" and Evolve shall provide support for the Supported Programs in accordance with Evolve's then current policies and procedures for Second Line Support which, when taken as a whole, will be at least as favorable to Customer as this agreement.

  3.3 Evolve shall establish and maintain the organization and processes to provide Second Line Support for the Supported Programs to Customer. Second Line Support shall be provided to Customer only if, after reasonable commercial efforts, Customer is unable to diagnose and/or resolve problems or deficiencies of the Programs. Second Line Support shall be provided to up to two designated representatives of Customer. Evolve shall not provide Second Line Support directly to users. [Note: Other representatives of Customer are free to contact appropriate representatives of Evolve to discuss or obtain assistance on technical matters not related to Second Line Support.]

  3.4 Second Line Support shall include but not be limited to (i) a diagnosis of problems or deficiencies of the Supported Programs and (ii) a resolution of problems or deficiencies of the Supported Programs, in each case via telephone, except for a High Severity Error in which case such resolution shall be provided on site if reasonably necessary.

  3.5 Second Line Support shall be provided via telephone by Evolve from 8:30 a.m. Pacific Time to 6:00 p.m. Pacific time on regular U.S. business days, Evolve holidays excepted, except for a High Severity Error in which case such resolution shall be provided on site if reasonably necessary.

4.  MAINTENANCE AND SUPPORT FEES

  4.1 Annual Fees: Annual Fees for software maintenance, update and support services as described herein shall be as stated on the applicable Order Form. Such fees shall be payable annually, in advance, with the first payment due thirty (30) days from applicable date and the payment every year thereafter due in advance. In the event Customer acquires additional Program Licenses, maintenance fees for such additional Programs will be payable on the same terms except, however, that the first installment shall be pro-rated for the balance of the annual period referenced above such that all subsequent fees for maintenance, updates and support shall be payable on the same anniversary date for all Program Licenses granted to the Agreement.

  4.2 Reinstatement: Evolve may, at its sole option, reinstate lapsed Software Maintenance and Support Services in accordance with its then current policies upon payment by Customer of the applicable reinstatement fee.

5. EXCLUDED SERVICES. The following services are outside the scope of Evolve's Software Maintenance and Support Services:

   5.1 Service for Programs which have been subject to unauthorized modification by Customer.

   5.2  Service which becomes necessary due to:

            (ii) Failure of computer hardware or equipment or programs not covered by this schedule; or

            (iii) Catastrophe, negligence of Customer or any third party, operator error, improper use of hardware or software or attempted maintenance by unauthorized persons.

   5.3   Services at the Customer's site.

6. OTHER TERMS. Except as stated in this Schedule, services shall be subject to the terms and conditions of the applicable Software License and Services Agreement between Evolve and Customer.